Exhibit 10.2

April 10, 2006

G.O.A.T., Inc.
8105 Kephart Lane
Berrien Springs, MI  49103

Attention:	Muhammad Ali
President

Muhammad Ali and Yolanda E. Ali, Trustees
The Muhammad Ali Family Trust
8105 Kephart Lane
Berrien Springs, MI  49103

Muhammad Ali and Yolanda E. Ali
8105 Kephart Lane
Berrien Springs, MI  49103

Dear Lonnie and Muhammad:

This agreement (the “Agreement”), when countersigned and delivered by Muhammad Ali (“Ali”) and Yolanda E. Ali, each individually and as Trustees of the Muhammad Ali Family Trust, dated October 22, 2002 (the “Trust”), which Trust is the sole shareholder of G.O.A.T, Inc., a Virginia corporation (“GOAT” and together with the Trust, Ali and Yolanda E. Ali are collectively referred to herein as the “Ali Parties” and each an “Ali Party”), shall represent the binding agreement of the parties with respect to and sets forth the terms pursuant to which (i) GOAT Acquisition, Inc. (“Acquisition Co.”), a Delaware corporation and wholly-owned subsidiary of CKX, Inc., a Delaware corporation (“CKX”), shall acquire 100% of the capital stock of GOAT from the Trust and (ii) G.O.A.T. LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of Acquisition Co. (“GOAT LLC”), shall acquire certain assets, as more fully described below, from the Trust and GOAT.  As used herein the Ali Parties, CKX, Acquisition Co. and GOAT LLC are referred to collectively as the “Parties” and each may be referred to as a “Party.”

The Parties agree to expeditiously proceed with the good faith finalization and execution of the “Amended and Restated Operating Agreement,” and “Continuing Guaranty” (all as defined below) and any other documents necessary to fully effectuate the transactions contemplated hereby (collectively, the “Definitive Agreements”).  The Parties hereby covenant to take all further action necessary to complete the Definitive Agreements as expeditiously as possible and neither they nor their affiliates, successors or assigns, as the case may be, shall take any action to frustrate their ability to comply with the terms hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Schedule 6 of this Agreement and the exhibits and schedules incorporated by reference therein.

TRANSACTION

Simultaneously with the execution and delivery of this Agreement, Acquisition Co. shall acquire from the Trust 100% of the issued and outstanding capital stock (the “Stock”) of GOAT, free and clear of all liens and encumbrances, in exchange for $11.3 million (the “GOAT Acquisition”).

Immediately after the consummation of the GOAT Acquisition, GOAT LLC shall acquire certain assets (the “Acquired Assets”) from the Trust as follows: (i) in exchange for membership interests representing 20% of the outstanding membership interests in GOAT LLC, it shall acquire from the Trust all trademarks, trade names and the good will associated therewith described on Schedule 1 and (ii) in consideration of a payment of $38.7 million in cash GOAT LLC shall acquire from the Trust all of the other Acquired Assets (collectively, the “Trust Acquisition”) as set forth on Schedule 2 plus the agreement of Ali to render the services set forth in Schedule 3 and which $38.7 million represents the fair market value of such assets and services. The initial capital account balances of the Trust, Acquisition Co. and GOAT in GOAT LLC shall be $12.5 million, $38.7 million and $11.3 million, respectively.  For the avoidance of doubt, the Acquired Assets shall not include any of the assets listed or described on Schedule 4 attached hereto (the “Excluded Assets”).

Immediately prior to the Trust Acquisition and as a condition thereof, Acquisition Co. shall cause GOAT to transfer all of its assets to GOAT LLC, and Acquisition Co. shall transfer $38.7 million of cash to GOAT LLC.  Notwithstanding the foregoing, if any assets (including contracts, insurance policies or benefit plans) are not capable of being transferred to GOAT LLC without the prior consent of a third party or an amendment to an existing agreement, which consent or amendment has not been obtained prior to the date hereof, Acquisition Co. shall cause GOAT to transfer the economic benefits of such assets to GOAT LLC and GOAT LLC shall thereafter reimburse GOAT for the all expenses associated with such assets until such time as the consents to transfer are obtained.  The parties intend that GOAT will remain in existence indefinitely, but in any event CKX agrees that, until the earlier of (i) obtaining all of the requisite third party consents or (ii) the expirations of the contracts for which such consents are required in accordance with their terms, it shall not cause GOAT to be dissolved. The parties agree to use their commercially reasonable best efforts to obtain such consents immediately after the date hereof provided that no Party shall be in breach of this Agreement if such consents are not obtained after the use of commercially reasonable efforts.

In addition, as further consideration for the transfer of trademarks, trade names and goodwill associated therewith, the Trust shall acquire from GOAT LLC without payment of additional consideration an additional 5% membership interest in GOAT LLC ( the “Trust Membership Increase”) thereby increasing the Trust’s membership interest to 25% effective as of the end of the calendar year (the “Membership Increase Date”) in which the total compound internal rate of return to Acquisition Co. and GOAT Inc. (and their respective successors and assigns) on their combined initial capital account balance of $50 million from the “net income” (as calculated on an accrual basis in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis by GOAT LLC from period to period) allocable to them (and their respective successors and assigns) from GOAT LLC shall equal or exceed (i) 30% on a cumulative basis during the five (5) year period beginning on the date hereof or (ii) 25% on a cumulative basis for any period commencing on the date hereof and ending at any time after the fifth anniversary hereof.  The increase in the Trust membership interest shall include the transfer to the Trust of 5% of the combined positive capital account balances of Acquisition Co. and GOAT (or their respective successors and assigns) in GOAT LLC as of the Membership Increase Date (such transfer of positive capital account balances to be borne by them in the ratio in which their percentage interests bear to each other).  For purposes of calculating the above referenced internal rate of return annual compounding shall be used.

REPRESENTATIONS AND WARRANTIES

The Ali Parties, jointly and severally, hereby make the representations and warranties to CKX and Acquisition Co. set forth on Exhibit 1 attached hereto, which are incorporated herein by reference.

CKX, Acquisition Co. and GOAT LLC, jointly and severally, hereby make the representations and warranties to the Ali Parties set forth on Exhibit 2 attached hereto, which are incorporated herein by reference.

ALI MEMORABILIA

Subject to the terms hereof, the Ali Parties shall from time to time permit GOAT LLC to use, during the “Term of GOAT LLC” (as defined below), free of charge, certain of the Ali Memorabilia (as defined below) in any reasonable way in connection with the operations of GOAT LLC, provided the Trust shall have the right to approve, in its sole and absolute discretion, (i) whether to permit such use, (ii) the specific items of Ali Memorabilia to be used,(iii) the nature, extent and duration of such use and (iv) the packing, unpacking, shipping, labeling and identification of any of the Ali Memorabilia.  Notwithstanding the approval rights described above and except as set forth below with respect to the Center (as defined below), the Ali Parties shall not transfer the Ali Memorabilia to any third party other than Ali, Yolanda E. Ali, a lineal descendant of Ali or Yolanda E. Ali, or a trust for the benefit of one or more of Yolanda E. Ali and such lineal descendants (collectively, an “AM Permitted Transferee”) without first offering such item or items of Ali Memorabilia to GOAT LLC on the same terms and conditions upon which such transfer was to be made to such third party (which offer GOAT LLC shall have ten (10) business days to accept or reject) and if any item of Ali Memorabilia is transferred to an AM Permitted Transferee, such transfer shall be subject to GOAT LLC’s continuing right of first refusal upon a further transfer other than to an AM Permitted Transferee. Other than these restrictions, nothing herein shall in any way diminish the rights of ownership enjoyed by the Trust in such Ali Memorabilia.

At all times while GOAT LLC (or any third party to whom GOAT LLC, directly or indirectly, delivers possession of any of the Ali Memorabilia) is in possession of such Ali Memorabilia: (i) at no expense to the Trust, GOAT LLC will use its commercially reasonable efforts to preserve, maintain, repair, store, catalog and insure any such Ali Memorabilia now, or hereafter in the possession of GOAT LLC (or any third party), including, without limitation, all memorabilia and collectibles, in each case, in a manner consistent with, and no less favorable than, the past practices of the Ali Parties, (ii) GOAT LLC shall neither cause to exist nor permit a creditor of GOAT LLC or any of its affiliates to have any security interest, lien or other encumbrance in or on any of the Ali Memorabilia, (iii) during the Term of GOAT LLC, GOAT LLC shall obtain and maintain insurance issued by an insurance company reasonably satisfactory to the Trust sufficient to protect against any theft, loss, destruction, damage or other casualty of or to any of the Ali Memorabilia and such policies will name the Trust or the applicable AM Permitted Transferee as their interests may appear as the only named insured(s), and the policy limits shall be in an amount not less than the fair market value of such Ali Memorabilia, and (iv) GOAT LLC shall be responsible for, at its sole cost and expense, the packing, unpacking, shipping (to/from the Trust or an AM Permitted Transferee, as applicable) and displaying of any of the Ali Memorabilia.  The Trust or the AM Permitted Transferee, as applicable, shall be entitled to receive any and all insurance proceeds payable in connection with any such theft loss, destruction, damage or other casualty of or to any of the Ali Memorabilia. GOAT LLC hereby authorizes (and will obligate any such third party to authorize) the Trust or an AM Permitted Transferee to file UCC Financing Statements with any governmental authority or agency and to take other actions that the Trust or an AM Permitted Transferee believes are necessary or advisable to evidence that the legal and beneficial ownership of the Ali Memorabilia remains with the Trust or an AM Permitted Transferee, as applicable, notwithstanding GOAT LLC’s or any other third party’s physical possession thereof.

GOAT LLC acknowledges and agrees that its rights to use any of the Ali Memorabilia as set forth herein is subject and subordinate to the existing written agreement between Ali and/or the Trust and the Muhammad Ali Museum and

Education Center (the “Center”).  Furthermore, GOAT LLC acknowledges that it is the current intention of the Ali Parties to transfer ownership of the Ali Memorabilia to the Center at a future date and agrees that the Ali Parties retain all rights necessary to do so.  The Ali Parties acknowledge and agree that if such transfer shall occur, it shall be subject to the terms hereof and conditioned upon an irrevocable direction to the Center that it never sell the Ali Memorabilia and that, in the event the Center should cease operations, the only entity to which it may ever transfer the Ali Memorabilia is the Smithsonian Institution.  “Ali Memorabilia” as used herein shall mean any of the tangible personal property owned by any of the Trust or an AM Permitted Transferee related to the name, initials, image, voice, signature, likeness, photograph or legacy of Ali but shall exclude property which Ali or any member of his immediate family generally uses or maintains for the benefit of Ali’s immediate family and grandchildren such as clothing, furniture, household items, appliances, equipment, china, silverware, crystal, glassware, family heirlooms, documents and a reasonable quantity of signed memorabilia created for non-commercial family use (the latter being “Ali Personal Property”).

OPERATING AGREEMENT

Simultaneously with, and as a condition to, the Trust Acquisition, the Operating Agreement of GOAT LLC (the “Operating Agreement”), a copy of which is attached hereto as Schedule 5, shall be deemed to be amended to incorporate the terms set forth on Schedule 6 (the “Agreed Upon Terms”).  It is agreed and acknowledged that the Operating Agreement cannot be further amended by CKX or Acquisition Co. without the prior written consent of the Trust, which consent may be withheld or conditioned in the sole and absolute discretion of the Trust, and that the Agreed Upon Terms set forth in Schedule 6 shall be deemed to be immediately incorporated by reference into the Operating Agreement pending negotiation and execution of an amended and restated Operating Agreement (the “Amended and Restated Operating Agreement”).  Other than for non-substantive changes, the Agreed Upon Terms shall be incorporated verbatim into the Amended and Restated Operating Agreement unless CKX and the Trust agree otherwise.  The Amended and Restated Operating Agreement shall have such other terms and provisions as are standard for a Delaware limited liability company formed for the purpose of being a joint venture between two parties.  It is acknowledged and agreed by the Parties (i) that Acquisition Co. and GOAT, once GOAT has been acquired by Acquisition Co., will both be members of GOAT LLC and together reflect the interests of CKX, (ii) that GOAT will be a nonvoting member of GOAT LLC, and (iii) that provisions in this Agreement applicable to Acquisition Co. as a member of GOAT LLC shall be deemed to include and apply to GOAT as a member of GOAT LLC.  Accordingly, references in this Agreement (including but not limited to the Agreed Upon Provisions for inclusion in the operating agreement of GOAT LLC set forth in Schedule 6 to this Agreement) to “two parties” or to the “other party” to the operating agreement of GOAT LLC, for purposes of voting, consents, approvals and the like shall mean Acquisition Co. on the one hand and the Ali Trust on the other hand.

For the avoidance of doubt, all references in this agreement and the schedules and exhibits attached hereto to Ali’s name, shall mean his current name, any name he may use or be known as in the future and any name which he has used prior to the date hereof.

LEASE

Immediately prior to entering into this Agreement, GOAT has entered into a lease agreement (the “Lease”) with the Yolanda E. Ali Trust of the office building in Berrien Springs, Michigan, which GOAT has been occupying as its executive offices.  The Lease will be assigned to GOAT LLC by the execution of this Agreement by the Parties.

CONTINUING GUARANTY

CKX shall enter into a written continuing guaranty pursuant to which it will guaranty, on an unsecured basis, all of the obligations of GOAT LLC to the Trust, Ali and/or Yolanda E. Ali under the Amended and Restated Operating Agreement or the Lease, dated April 10, 2006 by and between GOAT and Yolanda E. Ali Family Trust, dated October 22, 2002 (the “Yolanda E. Ali Trust”) (the “Continuing Guaranty”).  Such Continuing Guaranty shall have standard surety-ship and guarantor waiver provisions and such other provisions that are typically found in guaranties provided to commercial lenders.

ACQUISITION OF RELATED ASSETS

Any acquisition by CKX or any Affiliate of CKX, including, without limitation, Acquisition Co. and GOAT LLC, of any and all tangible or intangible property relating, directly or indirectly, to Ali, including, without limitation, his personal or professional career or activities, or his opponents, or otherwise intended to complement or showcase the assets, Intellectual Property, including without limitation, the trademarks or rights of publicity relating to Ali, shall be purchased by or on behalf of GOAT LLC and shall become the property of GOAT LLC.

PUBLIC DISCLOSURE

The parties hereby agree and acknowledge that CKX is a publicly traded company and will be required to disclose the material terms and conditions of this Agreement.  Attached hereto as Schedule 19 is a press release which CKX shall be permitted to publicly disclose.  It is hereby further acknowledged that CKX may, in the future, be required as part of its public reporting responsibilities to publicly file with the Securities and Exchange Commission certain financial and operating information with respect to GOAT and/or GOAT LLC; provided, however, CKX shall use all reasonable commercial efforts to limit the amount and type of public disclosure of such financial and operating information.

MUHAMMAD ALI ACKNOWLEDGMENT

Muhammad Ali hereby acknowledges that (i) he has assigned or originally registered in the name of the Trust certain rights and properties as described on Schedules 1 and 2 attached hereto to the Trust (the “Transferred Rights”); (ii) as the grantor under the Trust and given the revocable nature of the Trust, he is sole and direct beneficiary of the consideration to be paid pursuant to the terms of this Agreement; (iii) he has not retained or previously authorized or licensed to a third party (other than through (a) the GOAT License Agreements (as defined herein) and (b) the Other Assumed Contracts including, but not limited to the Subsisting Agreements) the Transferred Rights or any rights similar to the Transferred Rights; (iv) from and after the date hereof, he will not, and will not authorize any other party to use, license or do anything commercial with his “celebrity” (including his name, initials, image, voice, signature, biography, likeness, picture or photography) except for the benefit of and with the written consent of GOAT LLC (including autograph signings, personal appearances and licenses (provided that there shall be no prohibition or requirement of approval on his using his “celebrity” for non-competitive activities and appearances as set forth in paragraph 25 of the Agreed Upon Terms of the Operating Agreement and for charitable and non-profit endeavors which do not conflict with the business of GOAT LLC now existing or hereinafter entered into and there shall be no restriction on the reimbursement to him for his actual travel and related expenses incurred in association therewith); (v) he will comply with the terms and conditions of all currently existing agreements of the Trust and GOAT which require his personal services but shall not otherwise be required to perform any services or make any appearances; (vi) any permitted personal (i.e. non-commercial) use of his name shall not at any time and in any matter disparage or otherwise harm the goodwill or reputation of GOAT LLC or any of its affiliates and (vii) GOAT LLC intends to produce a comprehensive audio/visual anthology documenting his life and career and that he will reasonably cooperate with such production including, for no additional remuneration, providing on camera appearances and interviews (only to the extent that he is generally making on camera appearances or granting interviews at the time that he is requested to do so in connection herewith provided his health permits such activity) and to the extent he has the right to do so, providing access and the right to use family photographs, documents, films, videos and/or audio recordings all as reasonably necessary to produce such project and for no additional consideration provided however that such cooperation shall be provided at times and locations and for durations reasonably convenient for him and shall be reasonable in scope and duration (both as to individual sessions and overall) and provided further he shall have the right to approve or disapprove of the inclusion of any contemporary appearances on camera or live interviews in which he appears, such approval not to be unreasonably withheld.  CKX, Acquisition Co. and GOAT LLC acknowledge and agree that Ali’s failure to comply with any of the terms of this Section as a result of his illness, disability or death shall not be a default under or breach of this Agreement.

YOLANDA E. ALI ACKNOWLEDGMENT

Yolanda E. Ali hereby acknowledges that (i) she is the spouse of Muhammad Ali; (ii) she understands the transactions contemplated herein and the effect on any rights that she may have in any of the assets or properties which are the subject matter hereof; (iii) following the date hereof, she will have no continuing rights in any of the assets or properties (excluding the Ali Memorabilia and Ali Personal Property) which are the subject matter hereof, and (iv) she will not nor will she support others in any dispute as to the validity of the transactions contemplated hereby; provided, however, that this provision shall not be construed to prohibit her exercising or supporting the exercise of any right or enforcement of any obligations contemplated in this Agreement, the Amended and Restated Operating Agreement, the Lease or any other agreement contemplated hereby or entered into in connection herewith; (iv) GOAT LLC intends to produce a comprehensive audio/visual anthology documenting the life and career of Muhammad Ali and that she will, as long as she is Ali’s spouse (provided that he is living), reasonably cooperate with such production including providing on camera interviews and to the extent she has the right to do so, providing access and, to the extent she has the right to do so, providing access and the right to use family photographs, documents, films, videos and/or audio recordings all as reasonably necessary to produce such project and for no additional remuneration, provided however that such cooperation shall be provided at times and locations and for durations reasonably convenient for her and shall be reasonable in scope and duration (both as to individual sessions and overall) and provided further she shall have the right to approve or disapprove of the inclusion of any portion of the anthology in which she appears or is otherwise portrayed, discussed or characterized, such approval not to be unreasonably withheld, and (v) she as Lessor consents to the transfer of the Lease to GOAT LLC as trustee of the Yolanda E. Ali Trust.  CKX, Acquisition Co. and GOAT LLC acknowledge and agree that Yolanda E. Ali’s failure to comply with any of the personal service terms of this Section as a result of her illness, disability or death shall not be a default under or breach of this Agreement.

EMPLOYEE PENSION PLAN

Schedule 20 sets forth each employee benefit plan, program, arrangement or agreement, whether formal or informal, whether in writing or not, to which GOAT is a party, with respect to which GOAT has any obligation or which is maintained, contributed to or sponsored by GOAT for the benefit of any current or former employee, officer or director of GOAT (the “Benefit Plan(s)”).  Each Benefit Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable law.  No legal action, suit or claim is pending or threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.  No Benefit Plan provides for the payment of separation, severance, and termination or similar-type benefits to any person or obligates GOAT to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control” of GOAT.  Each Benefit Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) after 1985 that it is so qualified and each trust established in connection with any Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS that is reasonably likely to result in revocation of that determination letter.  All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance.  As soon after the Closing as is practicable, CKX will cause GOAT to terminate the G.O.A.T., Inc. Defined Benefit Pension Plan (the “Plan”) in a standard termination under Section 4041(b) of ERISA and obtain all applicable government approvals for such termination.  If the amount of assets necessary to pay all benefits due under the Plan would otherwise exceed the value of the assets of the Plan by more than $50,000 on the date such assets would be distributed on account of Plan termination, then, prior to such distribution, the Ali Parties will transfer to CKX the amount of the Plan deficiency reduced by $50,000 and CKX will transfer to the Plan the full amount of the deficiency.  If the amount of assets necessary to pay all benefits due under the Plan would otherwise exceed the value of the assets of the Plan by $50,000 or less on the date such assets would be distributed on account of Plan termination, then, prior to such distribution, CKX will transfer to the Plan the full amount of the deficiency without any reimbursement from the Ali Parties.  As of the date hereof, GOAT has issued the required notice to “freeze” participation, eligibility and benefit accruals under the Pension Plan.

CLOSING DELIVERIES

Simultaneously with the execution and delivery of this Agreement, and the payment by Acquisition Co. and GOAT LLC of the consideration set forth above which shall be paid in immediately available funds pursuant to the wire transfer instructions described on Schedule 21 attached hereto, the following shall be delivered to CKX:

1.                                       Stock Certificates representing 100% of the issued and outstanding capital stock of GOAT, fully paid and non-assessable.

2.                                       The minute books of GOAT.

3.                                       An Assignment and Assumption Agreement, in the form attached hereto as Schedule 22, evidencing the transfer of the trademarks and domain names.

4.                                       An Assignment and Assumption Agreement in the form attached hereto as Schedule 23, evidencing the transfer of the rights of publicity of Ali.

5.                                       An Assignment and Assumption Agreement in the form attached hereto as Schedule 24, evidencing the transfer of all copyrights owned by the Trust.

6.                                       Legal opinions from the law firms of Mitchell Silberberg & Knupp LLP and Michie, Hamlett, Lowry, Rasmussen & Tweel, P.C., each in the form attached hereto respectively as Schedules 25 and 26.

7.                                       The resignation of Ali and Yolanda E. Ali as officers, directors and employees of GOAT.

8.                                       A Lease, as of the date hereof, between the Yolanda E. Ali Trust and GOAT.

9.                                       A Certification of Trust under California Probate Code Section 18100.5, if on or prior to the date hereof the Trust has been amended.

10.                                 General assignment and assumption agreement of contracts and agreements from the Trust or Ali, as necessary, to GOAT LLC in the form of Schedule 27.

11.                                 Evidence reasonably satisfactory to CKX (which evidence need not be written) of the capacity to contract of Ali.

Simultaneously with the execution and delivery of this Agreement, CKX is delivering to the Trust the following:

1.                                       The cash consideration.

2.                                       Good standing certificates of the Secretary of State of Delaware for CKX, Acquisition Co. and GOAT LLC, dated April 3, 2006.

3.                                       A certificate from the Secretary of CKX and Acquisition Co., certifying that the Board of Directors of CKX and Acquisition Co. have authorized all of the transactions contemplated by this Agreement to be performed by CKX and Acquisition Co., respectively.

4.                                       A copy of the filed Certificate of Formation of GOAT LLC certified by the Delaware Secretary of State.

5.                                       Evidence of contribution of the Assets from GOAT to GOAT LLC.

6.                                       Confirmation of the Trust’s membership interest and capital account in GOAT LLC.

POST-CLOSING RETURNS OF GOAT

Following the closing of the transactions contemplated herein, the Trust shall prepare and CKX shall cause to be filed all Federal, state and local informational tax returns of GOAT for all periods ending on or prior to the closing date hereof, and the Trust shall make all tax payments with respect to such tax returns.

INDEMNIFICATIONS

The representations and warranties of the parties contained herein shall survive the closing for a period of twenty-four (24) months from the date hereof provided that the representations and warranties with respect to (i) due authorization of the Parties to enter into this Agreement and to perform their respective obligations hereunder, (ii) tax indemnifications described below and (iii) title to the Acquired Assets, the assets of GOAT and the Stock (the “Title Representation and Warranty”) shall survive until sixty months from the date hereof.

Ali and the Trust (including any Ali Permitted Transferee, collectively the “Ali Indemnifying Parties” ) hereby, jointly and severally, indemnify CKX, Acquisition Co. and GOAT LLC for any damages or losses that any of them suffer, including, without limitation, reasonable attorneys fees and related costs and expenses, in connection with or as a result of all breaches of their representations, warranties and covenants, as contained herein, and for any income taxes owed by GOAT for periods prior to the date hereof (the “GOAT Tax Indemnity”).  Notwithstanding any of the forgoing, Ali Indemnifying Parties shall not be required to pay to CKX any amounts under this provision until such amounts exceed $500,000 in the aggregate and thereafter.  The Ali Indemnifying Parties shall only be required to pay such amount over and above $500,000; provided, however, the maximum liability of the Ali Indemnifying Parties shall not exceed $12 million except for (i) the GOAT Tax Indemnity for which there shall be no limit, (ii) the Title Representation and Warranty for which the maximum aggregate liability shall be $50 million less any amounts already paid by the Ali Indemnifying Parties for indemnification claims other than amounts for the GOAT Tax Indemnity and (iii) the ERISA representations, warranties and covenants for which the Ali Indemnifying Parties shall be liable as set forth herein.  If CKX shall assert any claim based upon this indemnification, the Ali Indemnifying Parties shall have a reasonable opportunity to investigate and dispute such claim.

Yolanda E. Ali shall be jointly, but not severally, liable for all of the indemnifications made hereunder by any of the Ali Parties, provided, however, that any such liability (i) shall not exceed, in the aggregate, the lesser of (A) the limitations set forth in the preceding paragraph, and (B) the amount actual distributions of the proceeds of this transaction that she receives from the Trust, any successor to the Trust or Transferee LLC, (ii) with respect to any particular claim, shall be limited to the amount determined by multiplying the total liability under such claim by the ratio that (X) the amount actual distributions of the proceeds of this transaction that she receives from the Trust any successor to the Trust or Transferee LLC bears to (Y) $50 Million; and (iii) shall only arise if the Claiming Party first pursues its remedies against Ali, the Trust or any successor to the Trust.

CKX and Acquisition Co., jointly and severally, hereby indemnify the Ali Parties for any damages or losses that any of them suffer, including, without limitation, reasonable attorneys fees and related costs, in connection with or as a result of all breaches of their representations, warranties and covenants contained herein.  CKX and Acquisition Co. shall be, jointly and severally, liable for any sales, use, transfer or stamp tax due as a result of the GOAT Acquisition or the Trust Acquisition, and they shall indemnify and hold the Trust and Ali harmless from any such tax.  If any of the Ali Parties shall assert any claim based upon this indemnification, they shall be treated as having asserted such claim on behalf of all of the Ali Parties and CKX and Acquisition Co. shall have a reasonable opportunity to investigate and dispute such claim.

Except as otherwise set forth herein, if any third-party claim (“Third Party Claim”) is made by or against a Party (the “Claiming Party”) which, if sustained, would give rise to a liability of the other Party or Parties hereunder (collectively, the “Indemnifying Party”), that Claiming Party will promptly cause written notice of the claim to be delivered to the Indemnifying Party and will afford the Indemnifying Party and its counsel (who must be reasonably acceptable to the Claiming Party), at the Indemnifying Party’s sole expense, the opportunity to defend or settle the Third Party Claim.  Any notice of a Third Party Claim will state, with reasonable specification, the alleged basis for the claim and the amount of liability asserted by or against the Claiming Party or Claiming Parties by reason of the Third Party Claim.  If such notice is not given, it will not release the Indemnifying Party, in whole or in part, from its obligations under this Indemnification Section, except to the extent that the Indemnifying Party’s ability to defend against such Third Party Claim is actually prejudiced thereby. Alternatively, if notice is given and the Indemnifying Party fails to assume the defense of such claim within twenty (20) days after receipt thereof with counsel reasonably satisfactory to the Claiming Party, the Third Party Claim may be defended, compromised or settled by the Claiming Party without the consent of the Indemnifying Party and the Indemnifying Party will remain liable under this Indemnification Section.  The Claiming Party will fully cooperate with counsel for the Indemnifying Party.  The Indemnifying Party will cause its counsel to consult with the Claiming Party, as appropriate, as to the defense of such claim, and the Claiming Party may, at its own expense, participate in such defense, assistance or enforcement, but the Indemnifying Party will control such defense, assistance or enforcement.  Notwithstanding the foregoing, if a Third Party Claim is brought with respect to a GOAT Tax Indemnity or Title Representation and Warranty, the Ali Indemnifying Parties shall not be entitled to settle or otherwise dispose of such claim to the extent such settlement or disposition would or could in the future prejudice CKX, Acquisition Co. or GOAT LLC.

The amount of any indemnification under this Agreement will be net of (i) any amounts actually recovered by the Claiming Party from any third party (including insurance proceeds paid to the Claiming Party) as a result of the facts or circumstances giving rise to the damages or losses (as adjusted for any increased insurance premiums resulting from the tender of the claim to the insurance carrier) and (ii) any tax benefits or tax losses that are actually realized by the Claiming Party as a result of the incurrence of damages or losses from which indemnification is sought.  The Claiming Party will be obligated to submit to its insurance carrier all coverable claims and pursue such claims against its insurance carrier in good faith, and will not abandon or compromise any such claim without the consent of the Indemnifying Party, which consent will not be unreasonably withheld.

IN NO EVENT SHALL THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY A CLAIMING PARTY, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE INDEMNIFYING PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT BE IN EXCESS OF $18 MILLION.  THIS LIMITATION SHALL BE CUMULATIVE TO THE LIMITATIONS SET FORTH ABOVE AND NOT IN ADDITION TO SUCH LIMITATIONS.

Except for equitable relief as provided in this Agreement and except for claims arising out of the Amended and Restated Operating Agreement after it is entered into or the Lease, the indemnification provided in this Indemnification Section shall be the sole and exclusive remedy of the Parties with respect to any and all claims relating to the subject matter of this Agreement and no Party shall pursue or seek to pursue any other remedy, except for claims based upon willful misconduct or fraud.  For the avoidance of doubt CKX, Acquisition Co. and GOAT LLC acknowledge and agree that none of them shall have (and they hereby waive) the right to bring any action, cause of action or claim against Ali or Yolanda E. Ali as a result of or in connection with their being or having been an officer, director, employee, agent and/or representative of GOAT.  Similarly, Ali and Yolanda E Ali hereby waive and release any claim that either of them may have with respect to either of them being an employee of GOAT.

FINALIZATION OF DEFINITIVE AGREEMENTS

All Parties agree to cooperate promptly and negotiate in good faith in the preparation of the Definitive Agreements and all other documents to effect this transaction.  If the Parties fail to agree on the terms and provisions of any of the Definitive Agreements which has not been resolved within thirty (30) days from the date hereof, such dispute shall be resolved by arbitration in New York City in accordance with the Rules for Commercial Arbitration of the American Arbitration’s Association, as modified by the provisions of this Section, before a panel of three (3) arbitrators, one appointed by CKX, one appointed by the Trust, and the third appointed by said association (collectively, the “Arbitrators”). All such arbitrators shall be either retired Federal judges or retired judges of the State Supreme Court of New York. Any of the Definitive Agreements for which the Parties have reached agreement shall not be subject to arbitration and the Parties which are parties to such agreements shall promptly execute and deliver said Definitive Agreements after the Parties have reached agreement with respect thereto. With respect to each such Definitive Agreement for which the Parties have disputes (each a “Disputed Agreement”), CKX, on the one hand, and the Trust, on the other hand, shall submit to the Arbitrators (i) its (or her) respective form of the Disputed Agreement, which in the case of the Amended and Restated Operating Agreement must contain verbatim the Agreed

Upon Terms ( other than non-substantive changes to necessary to effectuate the terms of the Amended and Restated Operating Agreement), and with respect to the Continuing Guaranty must be consistent with the “Continuing Guaranty” Section above, (ii) this Agreement and (iii) such other evidence such party deems relevant.  The Arbitrators must select provisions from either CKX’s version of the Disputed Agreement or the Trust version of the Disputed Agreement and the provisions selected by a majority of the Arbitrators shall be deemed to be the Definitive Agreement for all purposes hereunder; provided however, in the case of the Disputed Agreement which is the Amended and Restated Operating Agreement, it must contain verbatim the Agreed Upon Terms (other than non-substantive changes to necessary to effectuate the terms of the Amended and Restated Operating Agreement and other than provisions requiring amendment to reflect that GOAT, once it has been acquired by the Acquisition Co., will be a nonvoting member of the GOAT LLC), and with respect to the Continuing Guaranty must be consistent with the “Continuing Guaranty” Section above as applicable.  The Arbitrators shall make their decision based exclusively on which of the two versions provision of the Disputed Agreement is most closely consistent with the terms of this Agreement.  The decision and judgment or order may be entered thereon by any court of competent jurisdiction, that decision and judgment or order shall include specific performance of the Definitive Agreement which was the subject of the arbitration.  The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder shall be effectuated by personal service upon a Party.  Notwithstanding the provisions of this Paragraph but consistent with the choice of law and venue provisions below, any Party may apply to any court of competent jurisdiction for injunctive relief and other interim measures to prevent or stop irreparable harm to such Party’s rights or property during the pendency of any arbitration proceeding.  The foregoing arbitration provision shall not be interpreted as a waiver of any of the Ali Parties’ rights under federal or applicable state securities laws.

Unless extended by mutual written agreement, within thirty (30) days of the date hereof, the parties shall negotiate in good faith the execution and delivery of the Definitive Agreements. Failure to execute said agreements within this time shall not affect the binding nature of this Agreement.

BOOKS AND RECORDS OF GOAT

CKX, Acquisition Co. and GOAT LLC shall provide (or caused to be provided) to Ali and the Trust reasonable access (with the right to make copies) to the books and records of GOAT (the “GOAT Books and Records”) during normal business hours and upon reasonable notice.  If CKX, Acquisition Co. or GOAT LLC at any time decide to destroy or otherwise dispose of any of the GOAT Books and Records, they shall first notify Ali and the Trust, and Ali and the Trust shall have thirty (30) days from the date of receipt of such notice to inform CKX, Acquisition Co. and GOAT of Ali’s and the Trust’s election to obtain such GOAT Books and Records.  Ali and the Trust shall have the right to retrieve from CKX, Acquisition Co. and GOAT such GOAT Books and Records within thirty (30) days after the date of their election.

EXPENSES

Except as expressly provided herein to the contrary, all expenses incurred by the Ali Parties in connection with the negotiation and drafting of this Agreement and the transactions contemplated hereby, including, without limitation, legal and accounting fees, and appraisals, shall be paid by the Trust; provided however, the Trust shall not be responsible for any expenses incurred by GOAT after the consummation of the GOAT Acquisition.  All expenses incurred by CKX, Acquisition Co. or GOAT LLC in connection with the negotiation and drafting of this Agreement, due diligence activities regarding GOAT or the Trust, and the transactions contemplated hereby, including, without limitation, legal and accounting fees, and appraisals, shall be borne by CKX and Acquisition Co., but not GOAT LLC.  In addition any expenses incurred by GOAT after the consummation of the GOAT Acquisition shall be the responsibility of GOAT LLC.

MISCELLANEOUS

From and after the date hereof, no Party will, or will authorize any other party to, do anything contrary to the terms and spirit of this Agreement and the transactions contemplated hereby.

Unless otherwise expressly provided herein, all of the provisions of this Agreement shall survive the consummation of the GOAT Acquisition and the Trust Acquisition.

Ali and the Trust shall, jointly and severally, indemnify and hold harmless CKX, Acquisition Co. and GOAT LLC from any broker’s or finder’s fees and other compensation due any party acting on behalf of any of the Ali Parties prior to the GOAT Acquisition and the Trust Acquisition as a result of this Agreement being entered into or the transactions contemplated hereby.  CKX and Acquisition Co. shall jointly and severally, indemnify and hold harmless Ali, Yolanda E. Ali and the Trust from any broker’s or finder’s fees and other compensation due any party acting on behalf of CKX, Acquisition Co. or GOAT LLC as a result of this Agreement being entered into or the transactions contemplated hereby.

As used herein the term “Trust” refers to the Muhammad Ali Family Trust, dated October 22, 2002 as it may be amended from time to time and any trusts which may be created from time to time thereunder.

The meaning of any terms defined herein shall apply to the Exhibits and Schedules attached hereto and the meaning of any terms defined in the Exhibit and Schedules attached hereto shall apply to this Agreement.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or (ii) three (3) days after being mailed if mailed by registered or certified U.S. mail (postage prepaid, return receipt requested) to the Parties at the addresses set forth above or below with respect to CKX, Acquisition Co. and GOAT LLC (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt).  CKX, Inc., 650 Madison Avenue, 16th Floor, New York, New York 10022 Attention: Legal Department.

The Parties acknowledge and agree that damages for violations of any provision of this Agreement are speculative and difficult to determine; a remedy at law will be inadequate by its nature, such violation will result in loss to the non-breaching Party that will be irreparable, and notwithstanding the non-breaching Party’s or Parties’ election to seek damages from the breaching Party or Parties, the non-breaching Party or Parties shall be entitled to specific performance, temporary restraining orders and preliminary and permanent injunctive relief.

In the event any suit or arbitration proceeding (other than an arbitration proceeding with respect to the finalization of Definitive Agreements as contemplated hereunder) is brought by any Party to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorneys fees and costs, as determined by the judge of the Court or arbitrators.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

There will be no presumption against any Party (or its counsel) on the ground that such Party (or its counsel) was responsible for preparing this Agreement or any part of it.  All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements and understandings with respect to the subject matter hereof.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the Parties.  This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all of the Parties which states that it is intended to amend or waive a provision of this Agreement.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fails to act in any other instance, whether or not similar.

Except with respect to the Ali Permitted Transferees, or CKX Permitted Transferees, before the Closing, this Agreement may not be assigned or transferred by any Party without the prior written consent of all other Parties.  As used herein, the term “assigned or transferred” shall include any change in ownership in excess of 20 percent of any Party or any change in control of any Party.  Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, and successors and permitted assigns of any of the parties to this Agreement.

Each of the Parties shall, and shall cause their affiliates to, use their commercially reasonable efforts to take as promptly as practicable all action and to do all things necessary, proper or advisable to negotiate and execute the Definitive Agreements and to consummate and effect the GOAT Acquisition, the Trust Acquisition and the other transactions contemplated hereby, including, without limitation, securing as promptly as practicable all consents, approvals, waivers and authorizations required under any Contract or applicable law in connection with the transactions contemplated by this Agreement.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts executed in and to be performed solely within the State of New York without giving effect to the conflict of laws provisions thereof.  Except as expressly provided above in the “Finalization of Definitive Agreements” Section regarding the Disputed Agreements, any and all disputes under this Agreement shall be brought only in the Federal or State Courts located in the State of New York.

[signature pages follow]

Agreed and accepted:

CKX, Inc.

By:	/s/ Kraig G. Fox
Kraig G. Fox
Executive Vice President

GOAT ACQUISITION, INC.

By:	/s/ Kraig G. Fox
Kraig G. Fox
Executive Vice President

GOAT LLC

By:	GOAT Acquisition, Inc., Managing Member

By:	/s/ Kraig G. Fox
Kraig G. Fox
Executive Vice President

G.O.A.T., Inc.

By:	/s/ Muhammad Ali
Muhammad Ali
President

Muhammad Ali and Yolanda E. Ali as Trustees of the Muhammad Ali Family Trust

/s/ Muhammad Ali
Muhammad Ali

/s/ Yolanda E. Ali
Yolanda E. Ali

Yolanda E. Ali as Trustee of the Yolanda E. Ali Family Trust

/s/ Yolanda E. Ali
Yolanda E. Ali

/s/ Muhammad Ali
Muhammad Ali, an individual

/s/ Yolanda E. Ali
Yolanda E. Ali, an individual

— EXHIBIT 1 —
REPRESENTATIONS AND WARRANTIES OF
THE ALI PARTIES.

Authority and Enforceability — Each of the Ali Parties has the full capacity, power and authority to execute and deliver this Agreement and perform such parties’ obligations hereunder.  This Agreement has been duly and validly executed and delivered by each Ali Party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof, except as enforcement may be limited by general principles of equity and bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally.

Organization of GOAT — GOAT has made a valid election (the “Subchapter S Election”) to be treated as a “small business corporation” pursuant to Section 2553 of the Internal Revenue Code of 1986, as amended (the “Code”), is duly organized, validly existing and in good standing under the laws of the state of Virginia and has full corporate power and authority to conduct its business as and to the extent now conducted.  True, complete and accurate copies of the Articles of Incorporation and By-Laws of GOAT, as amended to date, are attached hereto as Schedule E1.1 (the “Articles”).  GOAT is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets, or the conduct or nature of its business operations, makes such qualification, licensing or admission necessary except where the failure to be so qualified, licensed or admitted would not result in a “Material Adverse Effect”.  As used herein the term “Material Adverse Effect” means an effect that is materially adverse to the business operations of a Party, but shall exclude any change or development resulting from (i) any change in applicable laws or interpretations thereof, (ii) changes in interest rates or general economic conditions in the U.S. or in the U.S. securities markets, or (iii) changes that are generally applicable to the industries or markets in which such Party operates.

Organization of the Trust — The Trust is a validly constituted trust under the laws of the State of California and has full power and authority to conduct its business as and to the extent now conducted.  Attached hereto as Schedule E1.2 is a true, complete and accurate Certification of Trust under California Probate Code Section 18100.5) which has been validly executed.  The Trust has not been amended since the date of the certification.  Muhammad Ali and Yolanda E. Ali are the only trustees of the Trust and Muhammad Ali is the only beneficiary of the Trust with a present interest therein.

Equity Interests; Title — The Stock: (i) constitutes all of the issued and outstanding shares of capital stock of GOAT; (ii) has been duly authorized and validly issued;

(iii) is fully paid and non-assessable and (iv) was not issued in violation of, and is not subject to, any preemptive rights or other similar rights of any person, any laws or the Articles.  In addition, there is no option or other right, whether written or oral that directly or indirectly that: (a) calls for, requires or contemplates the issuance, sale, grant or other disposition of any shares of capital stock of GOAT or securities that are convertible into, or have other rights to acquire, any shares of capital stock of GOAT; or (b) relates to the voting or control of any of the shares of capital stock of GOAT.

Ownership of Other Equities — GOAT does not own, directly or indirectly, any shares of capital stock or other equity interests (including any option) in or with respect to any individual, business, corporation, general partnership, limited partnership, limited liability company, association, joint venture, trust, or other entity (each a “Person”).  GOAT has no outstanding obligations or other commitments to make any investment (in the form of a loan, capital contribution or other obligation to provide funds) in any other Person.

No Conflicts —The execution and delivery of this Agreement and the performance of the obligations hereunder, do not and will not (as applicable): (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any of the organizational documents of the Trust or the Articles; (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to any of the Ali Parties; or (iii) result in a breach of or default under, require notice or consent under (or give rise to any right of payment, termination, cancellation or acceleration under) any of the terms, conditions or provisions of any contract to which one or more of the Ali Parties is a party.

Governmental Approvals and Filings — No term or provision of any law or judicial order applicable to any of the Ali Parties or any of their respective assets requires any consent, approval or action of, filing with or notice to any governmental or super-national authority in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

Assets of the Companies; Licenses — (i) GOAT does not have any material assets other than the Contracts (as defined below), its ownership of or right to use the Intellectual Property (as defined below), and the leasehold interest in the Office Building; (ii) the Ali Parties do not conduct any business similar to the business of GOAT through any entity other than GOAT and (iii) there is no lien or other encumbrance (other than the Contracts) on or with respect to any of the assets, including but not limited to the Intellectual Property.

Financial Statements — Attached hereto as Schedule E1.3 is a true, correct and complete copy of the balance sheet of GOAT as of December 31, 2005 (the “December 2005 Balance Sheet”) and the related statement of operations of

GOAT the fiscal year then ended (the “Financial Statements”).  The Financial Statements were prepared on cash basis in accordance with past practice and fairly and to the best knowledge of the Ali Parties accurately present in all material respects the financial condition and results of operations of GOAT as of the date thereof.  To the best knowledge of the Ali Parties, the revenues and expenses set forth in the Financial Statements constitute all revenues generated and expenses incurred by GOAT on a cash basis or any other person in connection with the business of GOAT during the period presented.

Absence of Changes — Except for the execution and delivery of this Agreement, since the date of the December 2005 Balance Sheet and except as set forth on Schedule E1.3 attached hereto, there has not been any Material Adverse Effect with respect to GOAT or any event or development that, individually or together with any or all other such events and/or developments, could reasonably be expected to result in a Material Adverse Effect with respect to GOAT.  Except as set forth on Schedule E1.4 attached hereto and except for (i) liabilities expressly and specifically reflected or reserved against in the respective December 2005 Balance Sheet or in the notes thereto and (ii) accounts payable, accrued expenses and salaries and wages payable incurred since December 31, 2005 in the ordinary course of business and consistent in amount and nature with past practice of GOAT, there are no material liabilities of, relating to or affecting GOAT.

Cash — As of the date hereof GOAT has at least $350,000 of cash.

Tax Matters — For all periods prior to the date hereof GOAT has: (i) duly and timely filed with each relevant federal, state or local tax authority each tax return that is required to be filed by such party (except for the Federal and state income tax returns for the tax year ended December 31, 2005 for which an extension has been timely filed) and each such return is correct and complete in all material respects and reflects accurately and fully in all material respects all revenues and expenses of GOAT for the respective period covered by such return in accordance with applicable tax laws; (ii) duly and timely paid in full all taxes due and payable on or prior to the date hereof; (iii) has properly accrued on its books and records, and disclosed to CKX, a provision for the payment of all taxes due or claimed to be due or for which such party otherwise is or may be liable and (iv) has furnished CKX, or provided CKX with access to, copies of all of the income tax returns filed or tax elections made by each since December 31, 2001.  None of the Ali Parties nor GOAT has requested an extension of time within which to file any tax return in respect of any tax period which has not since been filed (except for the tax year ended December 31, 2005).  From the date of its incorporation and at all times thereafter through the Closing Date, the Subchapter S Election has been made by GOAT, and similar elections have been made by GOAT under applicable state and local law, to the extent permissible.

Legal Proceedings — Except as set forth on Schedule E1.5, there are no legal actions of any kind pending or, to the actual knowledge of any of the Ali Parties, threatened, against, relating to or affecting any of the Ali Parties or their assets or their businesses.  To the best knowledge of the Ali Parties, there are no known facts or circumstances that could reasonably be expected to give rise to any legal action that (if in existence on the date hereof) would be required to be disclosed pursuant to the preceding sentence.  A list of pending or threatened actions is set forth in Schedule E1.5 and it is acknowledged by CKX, GOAT Acquisition Co. and GOAT LLC that such actions do not constitute a Material Adverse Effect.

Compliance With Laws and Orders — There are no legal or judicial orders outstanding against any of the Ali Parties and none of the Ali Parties has since, January 1, 2001, been in material violation of or in material default under any law, rule or regulation applicable to it, its assets or its business.  Since January 1, 2001, none of the Ali Parties has received any notice of any violation of any law or judicial order.

Real Property — GOAT does not own any real property.  GOAT leases the Office Building pursuant to the Current Lease; provided, however, GOAT owns the leasehold improvements on said leased real property.  It is understood that the improvements will not be transferred to GOAT Acquisition or GOAT LLC in connection with this transaction.  The Current Lease is in full force and effect, has not been amended and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, the parties thereto, except as enforcement may be limited by general principles of equity and bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally, and none of the parties to the Lease is in violation or breach of or default under any the terms of the Lease (or, with notice or lapse of time or both, would be in violation or breach of or default under any such lease). GOAT: (i) is in material compliance with all environmental laws (as broadly defined); and (ii) has not released or transported any hazardous substance (as broadly defined) on the real property which is the subject of the Lease in violation of any such environmental laws.  The Lease is the only agreement of GOAT for the use or occupancy of real property.

Intellectual Property — (i) Ali and the Trust and GOAT own, or have valid and enforceable rights to use, all Intellectual Property used or held for use in the operation of the business of GOAT or the Trust in the manner the business is and has been conducted, and none of such rights will terminate nor will any party have the power to terminate any such right as a result or by reason of the transaction contemplated by this Agreement; (ii) the conduct of the business of GOAT and the Trust does not infringe, misappropriate, or otherwise violate any third party’s intellectual property rights, except for such infringements, misappropriations, or other violations that will not or would not have a Material Adverse Effect on GOAT

LLC or the current or historical operations of GOAT; (iii) subject to the Agreed Upon Terms, no affiliate or current or former partner, director, stockholder, officer, or employee of any of the Ali Parties will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property; (iv) Ali, the Trust and GOAT are the sole and exclusive owner of all of the Intellectual Property items listed on Sections I(A) and I(C) of Schedule 1, and all such Intellectual Property is subsisting, valid, and enforceable, except as enforcement may be limited by general principles of equity and bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally; and (v) none of the Intellectual Property is encumbered in any matter other than by virtue of obligations set forth in the Contracts.  “Intellectual Property” shall mean all trademarks, service marks, domain names, and logos, together with the goodwill symbolized by any of the foregoing, including any common law rights, as well as the pending applications and registrations listed on Sections I(A) and I(C) of Schedule 1, all copyrights, including the registrations and applications listed on Schedule E1.6 and rights of renewal, and all rights of publicity symbolized or associated therewith, including the exclusive, transferable and perpetual right to the name, initials, image, voice, signature, biography, likeness, picture or photograph of Ali (except for certain rights to Ali’s name, image and likeness that have been licensed or granted under the GOAT License Agreements, the Other Agreements and the Subsisting Agreements prior to the date hereof).

Contracts — Schedules 10 and 11 attached hereto contains a list of the known active written or oral contracts or other arrangements (true, correct and complete copies, or, if none, reasonably complete and accurate written descriptions, of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to CKX prior to the execution of this Agreement) under which: (i) GOAT is entitled to receive compensation; (ii) by which any asset of GOAT or the Intellectual Property is restricted other than by the Subsisting Agreements (each, a “Contract” and collectively, the “Contracts”) or (iii) or otherwise creates a continuing liability or obligation on behalf of GOAT other than by the Subsisting Agreements. Each Contract is enforceable in accordance with its terms against GOAT or the Trust as the case may be and, against the other party thereto, except as enforcement may be limited by general principles of equity and bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally.  Subject to the disclosures made in Schedule E1.5, neither GOAT nor the Trust, as the case may be, is in violation or breach of or default under any such Contract (or, with notice or lapse of time or both, would be in material violation or breach of or default under any such Contract).  None of the Ali Parties has received any notice (whether written or oral) from any other party to any Contract as to the termination or breach of such Contract.

Employees and Labor Matters — Schedule E1.7 attached hereto is a list, as of the date hereof of the payroll summary of GOAT which lists all employees who are employed either full or part time by GOAT (the “Employees”) and their respective wage information.  All Employees are employees at will and GOAT has no material obligations to any such employee for severance, benefits or other rights.  No union organizational campaign presently exists with respect to any Employee and no request or petition for union representation has been filed or made and there are no collective bargaining contracts covering Employees.

Bank and Brokerage Accounts — Schedule E1.8 sets forth a true, correct and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which GOAT has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship.

Brokers/Finders — No broker, finder, broker-dealer, investment banker, financial advisor or other person has acted on behalf of the Ali Parties or any of them in connection with this Agreement and the transactions contemplated hereby and no broker, finder or other person is entitled to any finder’s, broker’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Ali Parties or any of them except that Bernie Yuman doing business as Bernie Yuman Management may be entitled to receive from GOAT a fee as a finder in connection with the consummation of transactions contemplated hereby.

Disclosure — No representation or warranty of or by any Ali Party contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

— EXHIBIT 2 —
REPRESENTATIONS AND WARRANTIES OF
CKX AND GOAT ACQUISITION CO.

Authority and Enforceability — CKX, GOAT LLC and Acquisition Co. have the full capacity, power and authority to execute and deliver this Agreement and perform such parties’ obligations hereunder and this Agreement has been duly and validly executed and delivered by CKX, Acquisition Co. and GOAT LLC and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof and thereof, except as enforcement may be limited by general principles of equity and bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally.

Organization of the Companies — CKX and Acquisition Co. are corporations, duly organized, validly existing and in good standing under the laws of the state of Delaware and have full corporate power and authority to conduct its business as and to the extent now conducted.  GOAT LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  CKX, GOAT LLC and Acquisition Co. are duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets, or the conduct or nature of its business operations, makes such qualification, licensing or admission necessary except where the failure to be so qualified, licensed or admitted would not result in a Material Adverse Effect.  GOAT LLC is a newly formed wholly-owned subsidiary of Acquisition Co., has had no operations since its formation, has no obligations or liabilities other than its obligations under this Agreement and is not subject to any liens or encumbrances.  True, complete and accurate copies of the Certificate of Formation of GOAT LLC and the Operating Agreement have been delivered to the Ali Parties.

No Conflicts — The execution and delivery of this Agreement and the performance of the obligations hereunder, do not and will not (as applicable): (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any of the organizational documents of CKX, Acquisition Co. or GOAT LLC or their Certificates of Incorporation, Certificate of Formation, By-Law or Operating Agreement, as the case may be; (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to CKX, Acquisition Co. or GOAT LLC; or (iii) result in a breach of or default under, require notice or consent under (or give rise to any right of payment, termination, cancellation or acceleration under) any of the terms, conditions or provisions of any contract or other agreement.

Governmental Approvals and Filings — No term or provision of any law or judicial order applicable to CKX, Acquisition Co. or GOAT LLC or any of their respective assets requires any consent, approval or action of, filing with or notice to any governmental authority in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

Legal Proceedings — There are no legal actions of any kind pending or, to the knowledge of any of the CKX, Acquisition Co. or GOAT LLC, threatened, against, relating to or affecting CKX, Acquisition Co. or GOAT LLC or their assets or their businesses which would have a material impact on transactions contemplated by the Agreement.  There are no facts or circumstances that could reasonably be expected to give rise to any legal action that (if in existence on the date hereof) would be required to be disclosed pursuant to the preceding sentence.

Compliance With Laws and Orders — There are no legal or judicial orders outstanding against CKX, Acquisition Co. or GOAT LLC and none of them has since January 1, 2005, (i) been in violation of or in default under any material law, rule or regulation applicable to it, its assets or its business or (ii) received any notice of any violation of material any law or judicial order.

Brokers/Finders — No broker, finder, broker-dealer, investment banker, financial advisor or other person has acted on behalf of any of CKX, Acquisition Co. or GOAT LLC in connection with this Agreement and the transactions contemplated hereby and no broker, finder or other person is entitled to any finder’s, broker’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of CKX, Acquisition Co. or GOAT LLC.

Disclosure — No representation or warranty of or by CKX, Acquisition Co. or GOAT LLC contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.